Exhibit 10.2.6
DEFERRED COMPENSATION PLAN OF 2005
FOR EMPLOYEES OF PINNACLE WEST CAPITAL CORPORATION AND AFFILIATES

ii

DEFERRED COMPENSATION PLAN OF 2005 FOR EMPLOYEES OF
PINNACLE WEST CAPITAL CORPORATION AND AFFILIATES
          Effective January 1, 1992, Pinnacle West Capital Corporation, an Arizona corporation (the “Company”), established the Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan (the “Prior Plan”). Effective December 31, 2004, the Company restated the Prior Plan in its entirety to incorporate all prior amendments to the Prior Plan as in effect on October 3, 2004, and to cease future deferrals thereunder after December 31, 2004. By this instrument, effective January 1, 2005, the Company intends to establish a new deferred compensation plan that is substantially similar to the Prior Plan, except to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, and is known as the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (“Plan”) for the purpose of providing specified benefits to a select group of management, highly compensated employees and Directors who contribute materially to the continued growth, development and future business success of the Company, Arizona Public Service Company, SunCor Development Company, El Dorado Investment Company, and their subsidiaries. The Plan applies to deferred compensation which was either earned or first became vested after December 31, 2004, applying the rules set forth in Treasury Regulation Section 1.409A-6. As a result, this Plan applies to any interest credits above the Crediting Rate with respect to the December 31, 2004 Account Balance of any Participant who had less than five years of Plan Participation as of December 31, 2004. Otherwise, this Plan shall not apply to an individual’s December 31, 2004 Account Balance and any interest credited to such Account Balance.
ARTICLE 1
Definitions
          For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” shall mean the sum of (i) the Deferral Amount, plus (ii) interest credited in accordance with all the applicable interest crediting provisions of the Plan, reduced by all Short-Term Payouts, if made. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan.

1.2	“Annual Deferral” shall mean that portion of a Participant’s Base Annual Salary, Restricted Stock Units (but only if deferral of Restricted Stock Units is permitted by the Company), Year-End Bonus and/or Directors Fees that a Participant elects to have and is deferred, in accordance with Article 3, for any one Plan Year. In the event of Disability, death or a Separation from Service prior to the end of a Plan Year and prior to 2008, such year’s Annual Deferral shall be the actual amount withheld prior to such event.

1.3	“Base Annual Salary” shall mean the annual compensation, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, Directors Fees and other fees paid to a Participant for employment services rendered to any Employer, before reduction for compensation deferred pursuant to all qualified, non-qualified and Code Section 125 compensation plans of any Employer.

1.4	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5	“Beneficiary Designation Form’’ shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.

1.6	“Board” shall mean the Board of Directors of the Company.

1.7	“Bonus Rate” for a Plan Year shall mean an interest rate determined for each Plan Year by the Committee, in its sole discretion, which rate shall be determined on or before the first business day of the month that precedes the beginning of the Plan Year for which the rate applies.

1.8	“Change of Control” shall have the meaning set forth in the Key Executive Employment and Severance Agreement issued to certain employees of the Company.

1.9	“Claimant” shall have the meaning set forth in Section 12.1.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.11	“Committee” shall mean the administrative committee appointed to manage and administer the Plan in accordance with its provisions pursuant to Article 10.

1.12	“Company” shall mean Pinnacle West Capital Corporation, an Arizona corporation.

1.13	“Crediting Rate” for a Plan Year shall mean a rate of interest equal to the ten-year U.S. Treasury Note rate as published on the last business day of the first week of October preceding a Plan Year.

1.14	“Deferral” shall mean the sum of all of a Participant’s Annual Deferrals.

1.15	“Director” shall mean any member of the board of directors of an Employer.

1.16	“Directors Fees” shall mean the annual fees paid by an Employer, including retainer fees and meetings fees, as compensation for serving on a board of directors of an Employer.

1.17	“Disability” shall mean (i) in the case of a Participant who is an employee of an Employer, a period of disability during which a Participant qualifies for benefits under the Participant’s Employer’s long-term disability plan, or (ii) in the case of a Participant who is a Director, a period of disability during which the Participant would have qualified for benefits under such a plan, as determined in the sole discretion of the Committee, had the Participant been an employee of an Employer.

1.18	“Disability Benefit” shall mean the benefit set forth in Article 6.

1.19	“Effective Date” shall mean January 1, 2005.

1.20	“Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Company to make an election under the Plan.

1.21	“Employer” shall mean the Company, Arizona Public Service Company, an Arizona corporation, SunCor Development Company, an Arizona corporation, El Dorado Investment Company, an Arizona corporation, and/or any subsidiaries of such corporations that have been selected by the Board to participate in the Plan.

1.22	“Participant” shall mean any employee or Director of an Employer (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, and (iii) who signs an Election Form and a Beneficiary Designation Form.

1.23	“Plan” shall mean the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates, which shall be evidenced by this instrument, as amended from time to time.

1.24	“Plan Year” shall begin on January 1 of each year and continue through December 31.

1.25	“Preferred Rate” for a Plan Year shall mean the Crediting Rate plus the Bonus Rate for such Plan Year.

1.26	“Restricted Stock Units” shall have the meaning assigned to that term under the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan.

1.27	“Retirement” and “Retires” shall mean, with respect to an employee, Separation from Service for any reason other than a leave of absence, death or Disability on or after the earlier of the attainment of (a) age sixty-five (65) with five (5) Years of Service or (b) age fifty-five (55) with ten (10) Years of Service; and shall mean, with respect to a Director who is not an employee, Separation from Service with all Employers on or after the earlier of the attainment of (x) age sixty-five (65) with five (5) Years of Service as a Director or (y) age fifty-five (55) with ten (10) Years of Service as a Director. If a Participant is both an employee and a Director, Retirement shall occur when he or she Retires as an employee.

1.28	“Separation from Service” or “Separates from Service” shall mean the ceasing of employment by an employee with all Employers or ceasing service as a Director of all Employers, voluntarily or involuntarily for any reason other than death. If a Participant is both an employee and a Director, a Separation from Service shall occur when he or she terminates employment as an employee, and the Participant shall become an inactive Participant (as defined in the last sentence of Section 2.4) at such point in time. Except as provided in the preceding sentence and the resolution of the Board defining such term, “Separation from Service” and “Separates from Service” shall be determined in accordance with the default rules set forth in the regulations issued under Code Section 409A.

1.29	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.30	“Specified Employee” shall have the meaning set forth in Section 409A of the Code, the regulations issued thereunder, and the resolution issued by the Board defining such term.

1.31	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.32	“Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s Beneficiary, or the Participant’s spouse or dependent (as defined in Code Section 152(a)), (ii) loss of the Participant’s property due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

1.33	“Year-End Bonus” shall mean compensation paid to a Participant who is an employee as an annual bonus under any Employer’s regular annual bonus and incentive plans. Special bonuses, nuclear-specific bonuses, estimated bonuses paid by SunCor Development Company, large asset bonus plan payments, and incentive payments made to a Participant shall not constitute “Year-End Bonuses.”

1.34	“Years of Plan Participation” shall mean the total number of full Plan Years a Participant has been a Participant in the Plan and has either (i) made deferral elections or (ii) had an Account Balance. For purposes of a Participant’s first Plan Year of participation only, any partial Plan Year of participation shall be treated as a full Plan Year. For purposes of a Participant’s final Plan Year of participation only, a Participant shall be awarded a Year of Plan Participation if, and only if, he or she has been credited with 1,000 hours of service in such Plan Year. A single Plan Year of Plan participation described above shall be referred to as a “Year of Plan Participation.”

1.35	“Years of Service” shall mean the total number of years of employment during which a Participant has been credited with at least 1,000 hours of service in each of those years. For purposes of this definition only, (i) Participants who are employees shall be credited with ten (10) hours of service for each working day during which they are employed by the Employer and Participants who are Directors shall be credited with ten (10) hours of service for each day (other than weekend days) during which they serve as a Director, provided that no Participant shall be credited with more than 1,000 hours of service in any one year of employment, and (ii) a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the employee’s date of hiring or the date the Director begins his or her service as a Director and that, for any subsequent year, commences on an anniversary of that date.
ARTICLE 2
Selection, Enrollment, Eligibility
2.1	Eligibility. Participation in the Plan shall be limited to a select group of management, highly compensated employees and Directors of the Employers. All officers and members of the Senior Management Group may participate in the Plan, excluding presidents of subsidiaries of SunCor Development Company.

2.2	Enrollment Requirements. As a condition to participation, each selected employee or Director shall complete, execute and return to the Company an Election Form and a Beneficiary Designation Form. To the extent permitted by the Committee, a selected employee or Director may enroll in the Plan and make elections by electronic means. In addition, the Committee, in its sole discretion, may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. When an employee or Director first becomes eligible to participate in the Plan, that employee or Director may commence participation in the Plan at any time within 30 days after his or her initial qualification for eligibility. When a Participant has ceased being eligible to participate in the Plan (other than by the accrual of earnings), and subsequently becomes eligible to participate in the Plan again more than 24 months after first not being eligible to participate in the Plan, the Participant will be treated as a new Participant and will be allowed to recommence participation in the Plan at any time within

30 days after his or her requalification for eligibility. If an employee or Director fails to submit an Election Form to the Company within 30 days after his or her initial qualification or requalification for eligibility, that employee or Director shall not be eligible to submit an Election Form until the election period effective the following January 1.

2.4	Loss of Eligibility to Participate. If the status of a Participant changes, without a Separation from Service, so that he or she is no longer an employee eligible to participate pursuant to Section 2.1, he or she shall become an inactive Participant as of the last day of the Plan Year in which such change of status occurred. Inactive Participants shall continue to participate in the Plan for all purposes other than for purposes of making deferrals under Section 3.1 and 3.2.
ARTICLE 3
Deferral Commitments/Interest Crediting
3.1	Deferral. Subject to Section 3.2 below, a Participant may defer eligible compensation for each Plan Year starting with his or her commencement of participation in the Plan and ending immediately prior to his or her death or Separation from Service.

3.2	Maximum Deferral. Subject to Section 3.3, for each Plan Year, a Participant may defer up to fifty percent (50%) of his or her Base Annual Salary, up to one hundred percent (100%) of his or her Year-End Bonus, up to 100% of his or her Restricted Stock Units (if the Company allows deferrals of Restricted Stock Units), and/or up to one hundred percent (100%) of his or her Directors Fees.

3.3	Election to Defer; Effect of Election Form. In connection with a Participant’s initial commencement (or in certain cases described in Section 2.3, recommencement) of participation in the Plan, the Participant may file an Election Form within 30 days after becoming eligible to participate. If this initial Election Form is filed after the beginning of the calendar year to which the Election Form relates, the Participant may elect only to defer his or her Base Annual Salary for pay periods commencing after the filing of his or her Election Form. For each succeeding Plan Year, a Participant may elect to defer from his or her Base Annual Salary, Year-End Bonus and/or Directors Fees (and Restricted Stock Units to the extent permitted by the Company) an Annual Deferral by delivering to the Company a completed Election Form before the January 1 of the calendar year in which the Participant earns the compensation he or she is deferring, which election and form shall be irrevocable during the Plan Year except as provided in Section 4.2. Notwithstanding the foregoing, with respect to Restricted Stock Units, the Committee may permit a Participant to file an Election Form on or before the thirtieth day after the Participant obtains the right to the Restricted Stock Units, provided that the Election Form is filed at least twelve months in advance of the earliest date at which the forfeiture condition with respect to the Restricted Stock Units could lapse. If no Election Form is delivered and accepted for a Plan Year, no Annual Deferral will be withheld for that Plan Year. Any such Election Form shall designate the time and form of payment of the compensation deferred. With respect to any interest credits above the Crediting Rate with respect to the December 31, 2004 Account Balance of any Participant who had less than five years of Plan Participation as of December 31, 2004, the election of the form and time of payment made by such Participant with respect to the calendar year in which the Participant first earns five years of Plan Participation shall govern the form and time of payment of such interest credits. Except as provided in Section 3.6, such time and form of payment may not be changed, although a Participant may elect a different time and form of payment with respect to the Annual Deferral for each separate Plan Year.

3.4	Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral shall be withheld periodically from the Participant’s Base Annual Salary. The Year-End Bonus, Restricted Stock Unit, and/or Directors Fees portion of the Annual Deferral shall be withheld at the time the Year-End Bonus and/or Director Fees and/or compensation attributable to Restricted Stock Units are or would otherwise be paid to the Participant.

3.5	Interest Crediting Prior to Distribution. Prior to any distribution of benefits under Article 5, interest shall be credited in accordance with rules established by the Company. The rate of interest for crediting shall be the Preferred Rate; provided, however in the case of a Participant who Separates from Service (other than at Retirement) more than six months before any Change of Control and with less than five years of Plan Participation, the Crediting Rate shall be used with respect to his or her Termination Benefit. If a Short-Term Payout is made, for purposes of crediting interest, the Account Balance shall be reduced as of the first day of the Plan Year in which the Short-Term Payout is made.

3.6	Change in Time and Form of Payment. A Participant may change an election as to time and form of payment with respect to Short-Term Payouts or Termination Benefits if such an Election Form is filed in accordance with rules established by the Committee no later than December 31, 2008. Any such election must not defer benefits which would otherwise be payable in the calendar year of election to a later calendar year or accelerate benefits which would be payable in a later calendar year into the calendar year of election. On and after January 1, 2009, a Participant may change an election as to time and form of payment with respect to Termination Benefits under the Plan if an Election Form is filed in accordance with rules established by the Committee, provided (a) such election must not take effect until at least 12 months after the date on which the Election Form is properly filed, (b) the first payment with respect to which such election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made, and (c) any election related to a payment that was otherwise to be made at a specified time may not be made less than 12 months prior to the date of the first scheduled payment. For purposes of the preceding sentence, a series of installment payments shall be considered a single payment. Subject to the foregoing, the Election Form most recently filed with the Company for each calendar year shall govern the payout of all Termination Benefits for such calendar year.

3.7	Installment Distribution. In the event a benefit is paid in installments, installment payment amounts shall be determined in the following manner:
(a)	Interest Rate. The interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the Preferred Rates for the Plan Year in which a Participant becomes eligible to receive a benefit and the four (4) preceding Plan Years. If a Participant who Separates from Service other than on account of Retirement has completed fewer than five (5) Years of Plan Participation, this average shall be determined using the Crediting Rates for the Plan Years during which the Participant participated in the Plan; provided, however, in the event that installment payment amounts commence on or after the date which is six months before a Change of Control, the interest rate to be used to calculate installment payment amounts shall be a fixed interest rate that is determined by averaging the Preferred Rates for the relevant Plan Years in which the Participant participated in the Plan.

(b)	Installment Payments. For purposes of calculating installment payment amounts, each annual installment payment, starting with the first payment, which for this purpose is deemed to be paid as of the date that the Participant becomes eligible to receive a benefit under this Plan without respect to any six-month delay in benefit commencement for a

Specified Employee (the “Eligibility Date”), and continuing thereafter for each additional year that starts on the anniversary of the Eligibility Date until the Participant’s Account Balance is paid in full, shall be deemed to have been paid prior to the crediting of interest for that year. (The result of this is that interest crediting shall be made after taking into account the annual installment payment for that year.)

(c)	Amortization. Based on the interest rate determined in accordance with Section 3.7(b) above, the Participant’s Account Balance shall be amortized in equal installment payments over the term of the specified payment period. The resulting number shall be the installment payment that is to be paid each year.

(d)	Timing of Payments. The initial installment payment shall be made at the time set forth in Section 5.1(a). Installment payments for subsequent years shall be made in January of such year, subject to the requirement that payment of any installment amount following Separation from Service shall not be made prior to the date which is six (6) months after the date of the Participant’s Separation from Service in the case of a Participant who is determined to be a Specified Employee.
3.8	FICA Taxes. For each Plan Year in which an Annual Deferral is being withheld, the Participant’s Employer(s) shall withhold from the Participant’s compensation that is not being deferred the Participant’s share of FICA taxes.

ARTICLE 4
Short-Term Payout and Unforeseeable Financial Emergencies
4.1	Short-Term Payout. At the same time as each election to defer an Annual Deferral, a Participant may elect to receive a future Short-Term Payout from the Plan with respect to that Annual Deferral. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral plus interest credited at the Preferred Rate, and it shall be paid in January of the Plan Year that is five (5) years after the first day of the Plan Year in which the Annual Deferral is actually deferred; provided, however, that if the Participant Separates from Service or dies before the Plan Year in which a Short-Term Payout is to be made, distribution will be made in accordance with Article 5 instead of this Section 4.1. Except as provided in Section 3.6, such election shall be irrevocable.

4.2	Withdrawal Payout; Suspensions for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of (i) the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or (ii) the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. If the petition for a payout is approved, the payout shall be made within sixty (60) days after the date of approval. In the event that the Participant takes an Unforeseeable Financial Emergency withdrawal under this Plan, the Participant’s deferral election for the Plan Year shall immediately terminate for the remainder of such Plan Year.
ARTICLE 5
Payment of Benefits
5.1	Payment of Termination Benefit.
(a)	Lump Sum or Installments. A Participant may elect to receive his or her Termination Benefit in a lump sum or in equal annual payments over a period of five (5), ten (l0) or fifteen (15) years (the latter determined in accordance with Section 3.7 above) by so electing on an Election Form. If a Participant elects a lump sum payment, he or she shall specify whether the lump sum will be paid within 30 days following (i) his or her Separation from Service or, if later, (ii) his or her attainment of age fifty-five (55) following Separation from Service. If the Participant elects installment payments, they will begin within 30 days after the Participant’s 55th birthday (or his or her Separation from Service, if the Participant is over age fifty-five (55) upon his or her Separation from Service). The Participant may change his or her election to an allowable alternative payout date or period by submitting a new Election Form to the Company in accordance with Section 3.6. Failure to make an election will result in the benefits being paid in a lump sum within 30 days after the Participant’s Separation from Service. Any election under this Section 5.1 shall be irrevocable, except to the extent provided in Section 3.6. Notwithstanding the foregoing, payment of the Termination Benefit shall not be made or commence prior to the date which is six (6) months after the date of a Participant’s

Separation from Service in the case of a Participant who is determined to be a Specified Employee.

(b)	Automatic Distribution of Termination Benefits. Notwithstanding any provision of this Section 5.2 to the contrary, if, upon a Participant’s Separation from Service, his or her Account Balance, as determined pursuant to Section 5.1, when added to his or her Retirement Account Balance Benefit under the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan of 2005, does not exceed the amount specified in Code Section 402(g) for the calendar year in which such Separation from Service occurs, the Participant’s Termination Benefit shall be distributed in a lump sum within thirty (30) days following his or her Separation from Service. Notwithstanding the foregoing, payment of the Termination Benefit shall not be made prior to the date which is six (6) months after the date of a Participant’s Separation from Service in the case of a Participant who is determined to be a Specified Employee.
5.2	Death Prior to Pay Out.
(a)	Death Prior to Commencement of Payments. If a Participant dies prior to the payout date that he or she elected for his or her Termination Benefit, his or her Termination Benefit shall be paid to the Participant’s Beneficiary in the survivor form elected by the Participant (lump sum or installments over five, ten, or fifteen years) commencing in the January immediately after the Participant’s death.

(b)	Death After Commencement. If a Participant dies after the commencement of the payment of his or her Termination Benefit, but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.
ARTICLE 6
Disability Credit
6.1	Disability Credit.
(a)	Eligibility. By participating in the Plan, all Participants are eligible for this credit.

(b)	Credit for Plan Year of Disability. A Participant who is determined to be suffering from a Disability, and who is not receiving Base Annual Salary, Year-End Bonus and/or Directors Fees, shall be credited with an amount equal to that portion of the Annual Deferral commitment that would otherwise have been withheld from the Participant’s Base Annual Salary, Year-End Bonus and/or Directors Fees for the Plan Year during which the Participant first suffers Disability, unless the Disability ceases in the Plan Year that it commences, in which case the crediting shall apply only for the period of Disability.
ARTICLE 7
Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant.

7.2	Beneficiary Designation and Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. If the Participant names, with respect to more than fifty percent (50%) of his or her benefit under this Plan, someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant’s spouse and returned to the Company. Upon submission to the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received by the Company or its designated agent.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse with respect to any undistributed benefits. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

7.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant.
ARTICLE 8
Leave of Absence
8.1	Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

8.2	Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year prior to the leave of absence.

8.3	Definition of Leave of Absence. Whether a Participant is on a leave of absence shall be determined in accordance with the default rules under the regulations issued pursuant to Section 409A of the Code.
ARTICLE 9
Termination, Amendment or Modification
9.1	Termination. Subject to the requirements of Code Section 409A, any Employer reserves the right to terminate the Plan at any time with respect to Participants whose services are retained by that Employer. Upon the termination of the Plan in accordance with the requirements of Section 409A of the Code, a Participant’s Account Balance shall be paid out in accordance with the regulations issued under Section 409A of the Code. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

9.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part with respect to any Employer or all Employers, provided, however, that no amendment or modification shall be effective to the extent it would cause an amount to become taxable or be subject to additional taxes on account of such amendment under Code Section 409A or the regulations or other guidance issued thereunder.
ARTICLE 10
Administration
10.1	Committee Duties. This Plan shall be administered by a Committee, which shall consist of persons approved by the Board. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

10.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to any Employer.

10.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4	Indemnity of Committee. All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

10.5	Employer Information. To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 11
Other Benefits and Agreements
11.1	Coordination with Other Benefits. Except as provided in this Section, the benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees or directors of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 12
Claims Procedures
12.1	Claims. Any Participant, Beneficiary or any authorized representative acting on behalf of the Participant or Beneficiary (“Claimant”) claiming benefits, eligibility, participation or any other right or interest under this Plan may file a written claim setting forth the basis of the claim under the procedures set forth in the Pinnacle West Capital Corporation Savings Plan.
ARTICLE 13
Miscellaneous
13.1	Unsecured General Creditor. Amounts payable to a Participant or his or her Beneficiary under this Plan shall be paid from the general assets of an Employer. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of an Employer. Any and all of an Employer’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future and Participants and their Beneficiaries shall be unsecured creditors of the Participant’s Employer.

13.2	Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

13.3	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, and all rights to such amounts are expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order which is determined by the Committee to be a qualified domestic relations order as defined in Code Section 414(p). No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

13.4	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to be retained as a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

13.5	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

13.6	Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.7	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.8	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Arizona to the extent not preempted by Federal law.

13.9	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

13.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the addresses indicated below:

If a Participant’s Employer is Pinnacle West Capital Corporation or one of its subsidiaries, then to:

Pinnacle West Capital Corporation 400 North 5th Street P.O. Box 53999 Phoenix, Arizona 85072-3999 Attn: Manager of Benefit Services Station 8460

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

13.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13	Incompetent. If the Committee, in its discretion, determines that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.14	Commencement of Payments. In all cases in which amounts are payable within a fixed month (for example, the January after a Participant Separates from Service), payment is deemed to be made within the fixed month if the payment is made on the first day of such month or a later date within the same calendar year or, if later, by the fifteenth day of the third calendar month following the first day of such fixed month (provided the Participant is not permitted, directly or indirectly, to designate the taxable year of payment). In addition, a payment is treated as made upon the date specified under the Plan if the payment is made no earlier than thirty (30) days before the first day of such fixed month and the Participant is not permitted, directly or indirectly, to designate the taxable year of payment.

13.15	Interpretation of Plan Provisions. This Plan shall be interpreted in a manner consistent with the provisions of Section 409A of the Code and the regulations thereunder.

          IN WITNESS WHEREOF the Company has caused this Plan to be executed by its duly authorized officers this 19th day of December 2008.

PINNACLE WEST CAPITAL CORPORATION

By:	/s/ Barbara M. Gomez

Its: VP and Treasurer

ATTEST:

By:	/s/ Donna L. Thomas

Its: HR Services Director